Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Contact:

Jeff Dodge	Ines Gutzmer
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8325
jeff.dodge@equifax.com	ines.gutzmer@equifax.com

Equifax Reports Record Fourth Quarter and Record Full Year 2016 Results; Board Approves 18% Increase in Quarterly Dividend to $0.39 per share, the 7th Consecutive Double-Digit Annual Increase

•	Revenue of $801.1 million was up 20 percent (23 percent in local currency) compared to the fourth quarter of 2015.

•	Diluted EPS of $1.01 was up 9 percent compared to the fourth quarter of 2015.

•	Adjusted EPS of $1.42 was up 25 percent compared to the fourth quarter of 2015.

•	Net Income attributable to Equifax of $123.0 million was up 10 percent compared to the fourth quarter of 2015.

•	Adjusted EBITDA margin was 36.5 percent compared to 34.5 percent in the fourth quarter of 2015.

ATLANTA, February 8, 2017 -- Equifax Inc. (NYSE: EFX) today announced financial results for the quarter and full year ended December 31, 2016.

“The business had an outstanding performance in the fourth quarter, delivering results that exceeded both our revenue and EPS guidance. Equifax ends the year with record results and enters 2017 with outstanding momentum across all business units and centers of excellence,” said Richard F. Smith, Equifax’s Chairman and Chief Executive Officer.

Financial Results Summary

The company reported revenue of $801.1 million in the fourth quarter of 2016, a 20 percent increase from the fourth quarter of 2015 and a 23 percent increase in local currency.

Fourth quarter diluted EPS attributable to Equifax was $1.01, an increase of 9 percent as compared to fourth quarter of 2015. Adjusted EPS attributable to Equifax was $1.42, up 25 percent as compared to fourth quarter of 2015. This financial measure for 2016 excludes the accrual for certain legal settlements, and the realignment of internal resources. The financial measure for both 2016 and 2015 excludes the acquisition-related amortization expense, net of associated tax impacts, and Veda acquisition related amounts, as described more fully in the attached Q&A.

For the full year 2016, revenue was $3.1 billion, an 18 percent increase from 2015. Diluted EPS attributable to Equifax was $4.04, a 14 percent increase from the prior year. Full year adjusted EPS attributable to Equifax was $5.52, up 23 percent percent from the prior year period. For the full year 2016, operating margin was 26.0% compared to 26.1% for the prior year. Full year adjusted EBITDA margin was 35.8 percent compared to 34.7 percent in 2015. These financial measures for 2016 and 2015 have been adjusted for certain items, which affect the comparability of the underlying operational performance and are described more fully in the attached Q&A.

USIS delivered strong organic revenue growth and very healthy expansion in its Adjusted EBITDA margin when compared to the year ago quarter.

•
Total revenue was $316.2 million in the fourth quarter of 2016 an increase of 7 percent from the fourth quarter of 2015. Operating margin for USIS was 44.5 percent in the fourth quarter of 2016, compared to 41.6 percent in the fourth quarter of 2015. Adjusted EBITDA margin for USIS was 51.0 percent in the fourth quarter of 2016 compared to 48.7 percent in the fourth quarter of 2016.

•Online Information Solutions revenue was $211.4 million, up 4 percent from a year ago.
•Mortgage Solutions revenue was $36.2 million, up 29 percent from a year ago.
•Financial Marketing Services revenue was $68.6 million, up 7 percent when compared to a year ago.

International had another quarter of very strong growth in local currency revenue and Adjusted EBITDA margin when compared to the year ago quarter.

•
Total revenue was $212.4 million in the fourth quarter of 2016, up 49 percent from the fourth quarter of 2015 and a 62 percent increase on a local currency basis. Operating margin for International was 15.1 percent in the fourth quarter of 2016 compared to 20.6 percent in the fourth quarter of 2015. Adjusted EBITDA margin for International was 30.3 percent in the fourth quarter of 2016 compared to 27.3 percent in the fourth quarter of 2015.

•	Asia Pacific revenue was $70.7 million, compared to $2.6 million in the fourth quarter of 2015.

•	Europe revenue was $63.6 million, up 4 percent from the fourth quarter of 2015 and up 21 percent on a local currency basis.

•	Latin America revenue was $47.5 million, down 4 percent from the fourth quarter of 2015 and up 11 percent on a local currency basis.

•	Canada revenue was $30.6 million, up 4 percent from the fourth quarter of 2015 and up 4 percent on a local currency basis.

Workforce Solutions again delivered strong, double digit revenue growth and increased its Adjusted EBITDA compared to the year ago quarter.

•
Total revenue was $173.6 million in the fourth quarter of 2016, a 21 percent increase from the fourth quarter of 2015. Operating margin for Workforce Solutions was 39.5 percent in the fourth quarter of 2016 compared to 36.8 percent in the fourth quarter of 2015. Adjusted EBITDA margin for Workforce Solutions was 45.8 percent in the fourth quarter of 2016, compared to 44.3 percent in the fourth quarter of 2015.

•Verification Services revenue was $113.7 million, up 24 percent when compared to a year ago.
•Employer Services revenue was $59.9 million, up 15 percent when compared to a year ago.

Global Consumer Solutions delivered strong, double digit local currency revenue growth and very strong expansion in its Adjusted EBITDA margin when compared to the year ago quarter.

•
Revenue was $98.9 million, an 18 percent increase from the fourth quarter of 2015 and up 20 percent on a local currency basis. Operating margin was 32.1 percent compared to 27.1 percent in the fourth quarter of 2015. Adjusted EBITDA margin was 34.5 percent compared to 29.7 percent in the fourth quarter of 2015.

Full Year 2017 and First Quarter Outlook
For the full year we anticipate revenue between $3.375 billion and $3.425 billion, and Adjusted EPS between $5.96 and $6.10. Given the recent strength of the US dollar, at current exchange rates, we expect foreign currency to negatively impact 2017 revenue growth by approximately 1% and Adjusted EPS by slightly over $0.02. On a constant currency basis, revenue is expected to grow 8% to 9% in 2017 and Adjusted EPS is expected to grow 9% to 11%.
“This compares favorably to the outlook we discussed when we released our third quarter earnings in October", said Richard F. Smith, Equifax’s Chairman and Chief Executive Officer. “At that time, our expectation was to deliver revenue growth in 2017 at the high end of our total growth model of 7% to 10% assuming a flat mortgage origination market. Since that time, our mortgage origination outlook has changed to down 15%. This creates a 3% headwind to our growth rate in 2017 which we have offset with New Product Innovation and Enterprise Growth Initiatives.”
For the first quarter, we anticipate revenue between $822 million and $826 million, and Adjusted EPS between $1.39 and $1.42. Given the recent strength of the US dollar, at current exchange rates, we expect foreign currency to negatively impact revenue growth by almost 1%, and Adjusted EPS by just under $0.01. On a constant currency basis, revenue is expected to grow 14% and Adjusted EPS is expected to grow 14% to 16%.

Quarterly Dividend Announcement
The Equifax Board of Directors has approved an 18% increase in the quarterly cash dividend, increasing it to $0.39 per share from the previous quarterly dividend of $0.33 per share. The cash dividend is payable on March 15, 2017, to shareholders of record as of the close of business on March 3, 2017.

About Equifax

Equifax powers the financial future of individuals and organizations around the world. Using the combined strength of unique trusted data, technology and innovative analytics, Equifax has grown from a consumer credit company into a leading provider of insights and knowledge that helps its customers make informed decisions. The company organizes, assimilates and analyzes data on more than 820 million consumers and more than 91 million businesses worldwide, and its database includes employee data contributed from more than 7,100 employers.

Headquartered in Atlanta, Ga., Equifax operates or has investments in 24 countries in North America, Central and South America, Europe and the Asia Pacific region. It is a member of Standard & Poor's (S&P) 500® Index, and its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. Equifax employs approximately 9,500 employees worldwide.

Earnings Conference Call and Audio Webcast

In conjunction with this release, Equifax will host a conference call tomorrow, February 9, 2017, at 8:30 a.m. (ET) via a live audio webcast. To access the webcast, go to the Investor Relations section of our website at www.equifax.com. The discussion will be available via replay at the same site shortly after the conclusion of the webcast. This press release is also available at that website.

Non-GAAP Financial Measures

This earnings release presents adjusted EPS attributable to Equifax which (to the extent noted above for different periods) excludes acquisition-related amortization expense, net of tax, acquisition-specific transaction and due diligence expense, as well as integration expense in the first twelve months following the closure of the acquisition, an accrual for certain legal claims, realignment of internal resources, income from the settlement of escrow amounts, impairment of our Boa Vista Servicos ("BVS") investment, state income tax benefit, and the adjustment of redeemable noncontrolling interest that reflects a redemption value in excess of fair value. This earnings release also presents adjusted EBITDA and adjusted EBITDA margin, which is defined as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items. These are important financial measures for Equifax but are not financial measures as defined by GAAP.

Beginning in 2017, adjusted EPS attributable to Equifax will also exclude the income tax effects of stock awards that are recognized upon vesting or settlement.

These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as an alternative measure of net income or EPS as determined in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes are presented in the Q&A. This information can also be found under “Investor Relations/GAAP/Non-GAAP Measures” on our website at www.equifax.com.

Forward-Looking Statements

This release contains forward-looking statements or forward-looking information. These statements can be identified by expressions of belief, expectation or intention, as well as statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While the company believes these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect.

Several factors could cause actual results to differ materially from those expressed or implied in the forward-looking statements,including, but not limited to, actions taken by us, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond our control, including, but not limited to, changes in worldwide and U.S. economic conditions that materially impact consumer spending, consumer debt and employment and the demand for Equifax's products and services. Other risk factors include adverse or uncertain economic conditions and changes in credit and financial markets; economic, political and other risks associated with U.S. and international sales and operations; risks relating to illegal first party efforts to access data or other cybersecurity or physical security breaches; changes in, and the effects of, laws and regulations and government policies governing our business, including, without limitation, our examination and supervision by the Consumer Financial Protection Bureau (“CFPB”), a federal agency that holds primary responsibility for the regulation of consumer protection with respect to financial products and services in the U.S., supervision by the U.K. Financial Conduct Authority of our debt collections services and core credit reporting businesses in the U.K. (including the requirement that we obtain certain authorizations to carry on these businesses, which for debt collections services has been received and for the core businesses was applied for in March 2016); federal or state responses to identity theft concerns; potential adverse developments in new and pending legal proceedings or government investigations, including investigations or examinations undertaken by the CFPB, state attorneys general or other governmental agencies; our ability to successfully develop and market new products and services, respond to pricing and other competitive pressures, complete and integrate acquisitions and other investments and achieve targeted cost efficiencies; timing and amount of capital expenditures; changes in capital markets and corresponding effects on the company’s investments and benefit plan obligations; foreign currency exchange rates and earnings repatriation limitations; and the decisions of taxing authorities, all of which could affect our effective tax rates. A summary of additional risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2015, including without limitation under the captions “Item 1. Business -- Governmental Regulation” and “-- Forward-Looking Statements” and “Item 1A. Risk Factors,” and in our other filings with the U.S. Securities and Exchange Commission. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

EQUIFAX
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,
	2016	2015
(In millions, except per share amounts)
Operating revenue	$801.1	$666.3
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	286.3	225.0
Selling, general and administrative expenses	240.0	215.5
Depreciation and amortization	70.9	48.9
Total operating expenses	597.2	489.4
Operating income	203.9	176.9
Interest expense	(24.2)	(15.7)
Other income, net	2.9	6.5
Consolidated income before income taxes	182.6	167.7
Provision for income taxes	(57.8)	(54.7)
Consolidated net income	124.8	113.0
Less: Net income attributable to noncontrolling interests	(1.8)	(1.1)
Net income attributable to Equifax	$123.0	$111.9

Basic earnings per share attributable to Equifax	$1.03	$0.94
Weighted-average shares used in computing basic earnings per share	119.8	118.6

Diluted earnings per share attributable to Equifax	$1.01	$0.93
Weighted-average shares used in computing diluted earnings per share	121.4	120.7
Dividends per share	$0.33	$0.29

EQUIFAX
CONSOLIDATED STATEMENTS OF INCOME

	Twelve Months Ended December 31,
	2016	2015
(In millions, except per share amounts)
Operating revenue	$3,144.9	$2,663.6
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	1,113.4	887.4
Selling, general and administrative expenses	948.2	884.3
Depreciation and amortization	265.4	198.0
Total operating expenses	2,327.0	1,969.7
Operating income	817.9	693.9
Interest expense	(92.1)	(63.8)
Other income, net	2.4	6.5
Consolidated income before income taxes	728.2	636.6
Provision for income taxes	(233.1)	(201.8)
Consolidated net income	495.1	434.8
Less: Net income attributable to noncontrolling interests	(6.3)	(5.7)
Net income attributable to Equifax	$488.8	$429.1

Basic earnings per share attributable to Equifax	$4.10	$3.61
Weighted-average shares used in computing basic earnings per share	119.3	118.7

Diluted earnings per share attributable to Equifax	$4.04	$3.55
Weighted-average shares used in computing diluted earnings per share	121.1	120.9
Dividends per share	$1.32	$1.16

EQUIFAX
CONDENSED CONSOLIDATED BALANCE SHEET

	December 31,	December 31,
	2016	2015
(In millions, except par values)
ASSETS
Current assets:
Cash and cash equivalents	$129.3	$93.3
Trade accounts receivable, net of allowance for doubtful accounts of $7.8 and $7.5 at
December 31, 2016 and December 31, 2015, respectively	433.3	349.8
Prepaid expenses	60.2	39.3
Other current assets	50.1	79.2
Total current assets	672.9	561.6
Property and equipment:
Capitalized internal-use software and system costs	307.0	212.5
Data processing equipment and furniture	273.2	247.8
Land, buildings and improvements	203.8	194.6
Total property and equipment	784.0	654.9
Less accumulated depreciation and amortization	(317.1)	(288.1)
Total property and equipment, net	466.9	366.8
Goodwill	3,974.3	2,571.0
Indefinite-lived intangible assets	94.8	94.7
Purchased intangible assets, net	1,323.8	827.9
Other assets, net	131.3	79.5
Total assets	$6,664.0	$4,501.5
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities of long-term debt	$585.4	$49.3
Accounts payable	81.0	40.6
Accrued expenses	149.3	112.7
Accrued salaries and bonuses	158.8	139.2
Deferred revenue	110.7	96.8
Other current liabilities	174.4	165.2
Total current liabilities	1,259.6	603.8
Long-term debt	2,086.8	1,138.4
Deferred income tax liabilities, net	325.4	205.5
Long-term pension and other postretirement benefit liabilities	184.4	146.4
Other long-term liabilities	86.5	57.0
Total liabilities	3,942.7	2,151.1
Equifax shareholders' equity:
Preferred stock, $0.01 par value: Authorized shares - 10.0; Issued shares - none	—	—
Common stock, $1.25 par value: Authorized shares - 300.0;
Issued shares - 189.3 at December 31, 2016 and December 31, 2015;
Outstanding shares - 119.9 and 118.7 at December 31, 2016 and December 31, 2015, respectively	236.6	236.6
Paid-in capital	1,313.3	1,260.5
Retained earnings	4,153.2	3,834.4
Accumulated other comprehensive loss	(528.9)	(484.8)
Treasury stock, at cost, 68.8 shares and 70.0 shares at December 31, 2016 and
December 31, 2015, respectively	(2,505.6)	(2,529.9)
Stock held by employee benefits trusts, at cost, 0.6 shares at December 31, 2016 and
December 31, 2015, respectively	(5.9)	(5.9)
Total Equifax shareholders' equity	2,662.7	2,310.9
Noncontrolling interests	58.6	39.5
Total equity	2,721.3	2,350.4
Total liabilities and equity	$6,664.0	$4,501.5

EQUIFAX
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
	2016	2015
(In millions)
Operating activities:
Consolidated net income	495.1	$434.8
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Impairment of cost method investment	—	14.8
Depreciation and amortization	268.7	200.0
Stock-based compensation expense	37.1	38.4
Excess tax benefits from stock-based compensation plans	(35.9)	(30.0)
Deferred income taxes	(17.8)	(28.7)
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(55.7)	(26.9)
Other assets, current and long-term	(6.2)	15.9
Other liabilities, current and long-term, excluding debt	99.2	123.8
Cash provided by operating activities	784.5	742.1
Investing activities:
Capital expenditures	(167.0)	(146.2)
Acquisitions, net of cash acquired	(1,791.6)	(4.4)
Cash received from divestitures	—	2.9
Economic hedges	(10.8)	—
Investment in unconsolidated affiliates, net	—	(0.1)
Cash used in investing activities	(1,969.4)	(147.8)
Financing activities:
Net short-term borrowings (repayments)	73.0	(331.0)
Payments on long-term debt	(350.0)	—
Proceeds from issuance of long-term debt	1,574.7	—
Treasury stock purchases	—	(196.3)
Dividends paid to Equifax shareholders	(157.6)	(137.8)
Dividends paid to noncontrolling interests	(5.8)	(6.4)
Proceeds from exercise of stock options	31.5	34.4
Excess tax benefits from stock-based compensation plans	35.9	30.0
Payment of contingent consideration	(4.4)	—
Purchase of redeemable noncontrolling interest	(3.6)	—
Debt issuance costs	(6.2)	(4.9)
Cash provided by (used in) financing activities	1,187.5	(612.0)
Effect of foreign currency exchange rates on cash and cash equivalents	33.4	(17.3)
Increase (decrease) in cash and cash equivalents	36.0	(35.0)
Cash and cash equivalents, beginning of period	93.3	128.3
Cash and cash equivalents, end of period	$129.3	$93.3

Common Questions & Answers (Unaudited)
(Dollars in millions)

1.    Can you provide a further analysis of operating revenue by operating segment?

Operating revenue consists of the following components:

(in millions)	Three Months Ended December 31,
					Local Currency
Operating revenue:	2016	2015	$ Change	% Change	% Change*
Online Information Solutions	$211.4	$203.9	$7.5	4%
Mortgage Solutions	36.2	28.0	8.2	29%
Financial Marketing Services	68.6	64.2	4.4	7%
Total U.S. Information Solutions	316.2	296.1	20.1	7%
Europe	63.6	61.3	2.3	4%	21%
Asia Pacific	70.7	2.6	68.1	nm	nm
Latin America	47.5	49.4	(1.9)	(4)%	11%
Canada	30.6	29.3	1.3	4%	4%
Total International	212.4	142.6	69.8	49%	62%
Verification Services	113.7	91.7	22.0	24%
Employer Services	59.9	52.0	7.9	15%
Total Workforce Solutions	173.6	143.7	29.9	21%
Global Consumer Solutions	98.9	83.9	15.0	18%	20%
Total operating revenue	$801.1	$666.3	$134.8	20%	23%

(in millions)	Twelve Months Ended December 31,
					Local Currency
Operating revenue:	2016	2015	$ Change	% Change	% Change*
Online Information Solutions	$879.3	$842.1	$37.2	4%
Mortgage Solutions	142.2	124.1	18.1	15%
Financial Marketing Services	215.0	205.1	9.9	5%
Total U.S. Information Solutions	1,236.5	1,171.3	65.2	6%
Europe	253.6	237.5	16.1	7%	18%
Asia Pacific	244.2	9.0	235.2	nm	nm
Latin America	183.9	199.6	(15.7)	(8)%	12%
Canada	121.9	122.4	(0.5)	—%	3%
Total International	803.6	568.5	235.1	41%	54%
Verification Services	437.3	364.4	72.9	20%
Employer Services	264.9	213.3	51.6	24%
Total Workforce Solutions	702.2	577.7	124.5	22%
Global Consumer Solutions	402.6	346.1	56.5	16%	18%
Total operating revenue	$3,144.9	$2,663.6	$481.3	18%	21%

*Reflects percentage change in revenue conforming 2016 results using 2015 exchange rates, except for Veda which did not have 2015 results.
nm - not meaningful.

2.    What was the currency impact on the foreign operations?

The U.S. dollar impact on operating revenue is as follows:

	Three Months Ended December 31, 2016
	Operating Revenue
	Amount	%
Europe	$(10.9)	(18)%
Latin America	(7.1)	(14)%
Canada	—	—%
Asia Pacific	nm	nm
Global Consumer Solutions	(1.9)	(2)%
Total	$(19.9)	(3)%

	Twelve Months Ended December 31, 2016
	Operating Revenue
	Amount	%
Europe	$(25.9)	(11)%
Latin America	(39.5)	(20)%
Canada	(4.4)	(4)%
Asia Pacific	nm	nm
Global Consumer Solutions	(5.4)	(2)%
Total	$(75.2)	(3)%

nm - not meaningful

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share amounts)

A.    Reconciliation of net income attributable to Equifax to diluted EPS attributable to Equifax, adjusted for Veda acquisition related amounts other than acquisition-related amortization, an accrual for certain legal claims, realignment of internal resources, income from the settlement of escrow amounts, impairment of our BVS investment, state income tax benefit, income taxes, and acquisition-related amortization expense:

	Three Months Ended December 31,
(in millions, except per share amounts)	2016	2015	$ Change	% Change
Net income attributable to Equifax	$123.0	$111.9	$11.1	10%
Acquisition-related amortization expense of certain acquired intangibles (1)	46.1	29.3	16.8	57%
Veda acquisition related amounts other than acquisition-related amortization (2)	5.0	(0.5)	5.5	nm
Accrual for certain legal claims (3)	6.5	—	6.5	nm
Realignment of internal resources and other costs (4)	5.7	—	5.7	nm
Tax impact of adjustments (5)	(13.9)	(3.2)	(10.7)	nm
Net income attributable to Equifax, adjusted for items listed above	$172.4	$137.5	$34.9	25%
Diluted EPS attributable to Equifax, adjusted for the items listed above	$1.42	$1.14	$0.28	25%
Weighted-average shares used in computing diluted EPS	121.4	120.7

	Twelve Months Ended December 31,
(in millions, except per share amounts)	2016	2015	$ Change	% Change
Net income attributable to Equifax	$488.8	429.1	$59.7	14%
Acquisition-related amortization expense of certain acquired intangibles (1)	176.5	122.3	54.2	44%
Veda acquisition related amounts other than acquisition-related amortization (2)	40.2	(0.5)	40.7	nm
Accrual for certain legal claims (3)	6.5	7.5	(1.0)	nm
Realignment of internal resources and other costs (4)	5.7	23.4	(17.7)	nm
Tax impact of adjustments (5)	(48.7)	(31.8)	(16.9)	nm
Income from the settlement of escrow amounts (6)	—	(12.3)	12.3	nm
Impairment of BVS investment (7)	—	14.8	(14.8)	nm
State income tax benefit (8)	—	(8.6)	8.6	nm
Net income attributable to Equifax, adjusted for items listed above	$669.0	$543.9	$125.1	23%
Diluted EPS attributable to Equifax, adjusted for items listed above	$5.52	$4.50	$1.02	23%
Weighted-average shares used in computing diluted EPS	121.1	120.9

nm - not meaningful

(1)
During the fourth quarter of 2016, we recorded acquisition-related amortization expense of certain acquired intangibles of $46.1 million ($37.2 million net of tax). We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the significant cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. The $8.9 million of tax is comprised of $15.1 million of tax expense net of $6.2 million of a cash income tax benefit. During the fourth quarter of 2015, we recorded acquisition-related amortization expense of certain acquired intangibles of $29.3 million ($25.9 million net of tax). The $3.4 million of tax is comprised of $9.6 million of tax expense net of $6.2 million of a cash income tax benefit.

For the year ended December 31, 2016, we recorded acquisition-related amortization expense of certain acquired intangibles of $176.5 million ($143.3 million net of tax). We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the significant cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. The $33.2 million of tax is comprised of $58.0 million of tax expense net of $24.8 million of a cash income tax benefit. For the year ended December 31, 2015, we recorded acquisition-related amortization expense of certain acquired intangibles of $122.3 million ($105.4 million net of tax). The $16.9 million of tax is comprised of $41.7 million of tax expense net of $24.8 million of a cash income tax benefit.

(2)
During the fourth quarter of 2016, we recorded $5.0 million ($3.5 million, net of tax) for Veda acquisition related amounts other than acquisition-related amortization, of which $4.6 million related to integration costs is included in operating income, $0.2 million is recorded in depreciation and amortization, and $0.2 million related to foreign exchange loss is included in other income, net. See the Notes to this reconciliation for additional detail. During the fourth quarter of 2015 and for the year ended December 31, 2015, we recorded $0.5 million ($0.3 million, net of tax) for Veda acquisition related amounts. $3.7 million relates to due diligence expenses and fees incurred as a direct result of the proposed acquisition, recorded in selling, general and administrative expenses on our consolidated statement of income. $4.2 million relates to a mark-to-market gain on foreign currency options and amortization of acquisition specific debt issuance costs, recorded in other income, net, on our consolidated statements of income. See the Notes to this reconciliation for additional detail.

For the year ended December 31, 2016, we recorded $40.2 million ($28.2 million, net of tax) for Veda acquisition related amounts. $30.1 million related to transaction and integration costs in operating income, $9.2 million is recorded in other income, net and is the impact of foreign currency changes on the transaction structure, including the economic hedges, $0.2 million is recorded in depreciation and amortization, and $0.7 million is recorded in interest expense. See the Notes to this reconciliation for additional detail.

(3)
During the fourth quarter 2016, we recorded a $6.5 million ($5.0 million, net of tax) charge for a settlement with the CFPB consisting of consumer restitution of $3.8 million, a fine of $2.5 million and associated legal costs of $0.2 million. During the third quarter of 2015, we recorded a charge of $7.5 million ($4.7 million, net of tax) related to an accrual for certain legal claims. This charge is recorded in selling, general and administrative expenses on our consolidated statements of income. See the Notes to this reconciliation for additional detail.

(4)
The realignment of internal resources and other costs for the fourth quarter of 2016 of $5.7 million ($3.7 million, net of tax) and for the year ended December 31, 2015 of $23.4 million ($14.9 million, net of tax) predominantly relates to the realignment of our internal resources to support the Company’s strategic objectives and increase the integration of our global operations. See the Notes to this reconciliation for additional detail.

(5)
During the fourth quarter of 2016, we recorded the tax impact of adjustments of $13.9 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $8.9 million ($15.1 million of tax expense net of $6.2 million of a cash income tax benefit), (ii) tax adjustment of $1.5 million for Veda acquisition related amounts other than acquisition-related amortization, (iii) tax adjustment of $1.5 million related to a settlement with the CFPB, and (iv) tax adjustment of $2.0 million related to the realignment of internal resources. During the fourth quarter of 2015 we recorded the tax impact of adjustments of $3.2 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $3.4 million ($9.6 million of tax expense net of $6.2 million of a cash income tax benefit), and (ii) tax adjustment of $0.2 million related to a gain on foreign currency hedges.

For the year ended December 31, 2016, we recorded the tax impact of adjustments of $48.7 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $33.2 million ($58.0 million of tax expense net of $24.8 million of a cash income tax benefit), (ii) tax adjustment of $12.0 million for Veda acquisition related amounts other than acquisition-related amortization, (iii) tax adjustment of $1.5 million related to a settlement with the Consumer Financial Protection Bureau, and (iv) tax adjustment of $2.0 million related to the realignment of internal resources. For the year ended December 31, 2015, we recorded the tax impact of adjustments of $31.8 million comprised of (i) acquisition-related amortization expense of certain acquired intangibles of $16.9 million ($41.7 million of tax expense net of $24.8 million of a cash income tax benefit), (ii) tax adjustment of $8.5 million related to the realignment of internal resources, (iii) tax adjustment of $5.0 million related to the impairment of our BVS cost method investment, (iv) tax adjustment of $2.8 million related to an accrual for certain legal claims, (v) tax adjustment of $1.2 million from the settlement of escrow amounts, and (vi) tax adjustment of $0.2 million related to a gain on foreign currency hedges.

(6)
During the third quarter of 2015, we recorded income of $12.3 million ($11.1 million, net of tax) from the settlement of escrow amounts related to an acquisition completed in January 2014. The income of $12.3 million is recorded in other income, net, on our consolidated statements of income. See the Notes to this reconciliation for additional detail.

(7)
Impairment of our BVS investment of $14.8 million ($9.8 million, net of tax) relates to the impairment of our cost method investment in Brazil in the second quarter of 2015. The impairment of $14.8 million is recorded in other (expense) income, net, on our consolidated statements of income. See the Notes to this reconciliation for additional detail.

(8)	The state income tax benefit of $8.6 million was generated from a tax law change enacted in the second quarter of 2015.

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share amounts)

B. Reconciliation of net income attributable to Equifax to adjusted EBITDA, excluding Veda acquisition related amounts other than acquisition-related amortization, an accrual for certain legal claims, realignment of internal resources and other costs, income from the settlement of escrow amounts, impairment of BVS investment, income taxes, interest expense, net and depreciation and amortization expense, and presentation of adjusted EBITDA margin:

	Three Months Ended December 31,
(in millions)	2016	2015	$ Change	% Change
Revenue	$801.1	$666.3	$134.8	20%
Net income attributable to Equifax	$123.0	$111.9	$11.1	10%
Income taxes	57.8	54.7	3.1	6%
Interest expense, net*	23.4	14.9	8.5	57%
Depreciation and amortization	70.9	48.9	22.0	45%
Veda acquisition related amounts (1)	4.8	(0.5)	5.3	nm
Accrual for certain legal claims (2)	6.5	—	6.5	nm
Realignment of internal resources and other costs (3)	5.7	—	5.7	nm
Adjusted EBITDA, excluding the items listed above	$292.1	$229.9	$62.2	27%
Adjusted EBITDA margin	36.5%	34.5%

	Twelve Months Ended December 31,
(in millions)	2016	2015	$ Change	% Change
Revenue	$3,144.9	$2,663.6	$481.3	18%
Net income attributable to Equifax	$488.8	$429.1	$59.7	14%
Income taxes	233.1	201.8	31.3	16%
Interest expense, net*	88.6	61.5	27.1	44%
Depreciation and amortization	265.4	198.0	67.4	34%
Veda acquisition related amounts (1)	39.3	(0.5)	39.8	nm
Accrual for certain legal claims (2)	6.5	7.5	(1.0)	nm
Realignment of internal resources and other costs (3)	5.7	23.4	(17.7)	nm
Impairment of BVS investment (4)	—	14.8	(14.8)	nm
Income from the settlement of escrow amounts (5)	—	(12.3)	12.3	nm
Adjusted EBITDA, excluding the items listed above	$1,127.4	$923.3	204.1	22%
Adjusted EBITDA margin	35.8%	34.7%

nm - not meaningful
*Excludes interest income of $0.8 million for the fourth quarter of both 2016 and 2015, as well as interest income of and $3.5 million and $2.3 million for the years ended December 31, 2016 and 2015, respectively.

(1)
During the fourth quarter of 2016, we recorded $5.0 million ($3.5 million, net of tax) for Veda acquisition related amounts other than acquisition-related amortization, of which $4.6 million related to integration costs is included in operating income, $0.2 million is recorded in depreciation and amortization, and $0.2 million related to foreign exchange loss is included in other income, net. See the Notes to this reconciliation for additional detail. During the fourth quarter and for the year ended December 31, 2015, we recorded $0.5 million ($0.3 million, net of tax) for Veda acquisition related amounts. $3.7 million relates to due diligence expenses and fees incurred as a direct result of the proposed acquisition, recorded in selling, general, and administrative expenses on our consolidated statement of income. $4.2 million relates to a mark-to-market gain on foreign currency options and amortization of acquisition specific debt issuance costs, recorded in other income, net, on our consolidated statement of income and does not impact our operating margin. See the Notes to this reconciliation for additional detail.

For the year ended December 31, 2016, we recorded $40.2 million ($28.2 million, net of tax) for Veda acquisition related amounts. $30.1 million relates to transaction and integration costs in operating income, $9.2 million is recorded in other income, net and is the impact of foreign currency changes on the transaction structure, including the economic hedges, $0.2 million is recorded in depreciation and amortization, and $0.7 million is recorded in interest expense. See the Notes to this reconciliation for additional detail.

(2)
During the fourth quarter of 2016, we recorded a $6.5 million ($5.0 million, net of tax) charge for a settlement with the CFPB consisting of consumer restitution of $3.8 million, a fine of $2.5 million and associated legal costs of $0.2 million. During the third quarter of 2015, we recorded a charge of $7.5 million ($4.7 million, net of tax) related to an accrual for certain legal claims. This charge is recorded in selling, general and administrative expenses, on our consolidated statements of income. See the Notes to this reconciliation for additional detail.

(3)
The realignment of internal resources and other costs for during the fourth quarter 2016 of $5.7 million ($3.7 million, net of tax) and for the year ended December 31, 2015 of $23.4 million ($14.9 million, net of tax) predominantly relates to the realignment of our internal resources to support our strategic objectives and increase the integration of our global operations. See the Notes to this reconciliation for additional detail.

(4)
Impairment of BVS investment of $14.8 million ($9.8 million, net of tax) relates to the impairment of our cost method investment in Brazil in the second quarter of 2015. The impairment of $14.8 million is recorded in other (expense) income, net, on our consolidated statements of income. See the Notes to this reconciliation for additional detail.

(5)
During the third quarter of 2015, we recorded income of $12.3 million ($11.1 million, net of tax) from the settlement of escrow amounts related to an acquisition completed in January 2014. The income of $12.3 million is recorded in other income, net, on our consolidated statements of income. See the Notes to this reconciliation for additional detail.

C. Reconciliation of operating income to Adjusted EBITDA, excluding Veda acquisition related amounts, an accrual for certain legal claims, realignment of internal resources and other costs, income from the settlement of escrow amounts, impairment of BVS investment, income taxes, depreciation and amortization expense, other income, net, noncontrolling interest, and presentation of adjusted EBITDA margin for each of the segments:

(In millions)	Three Months Ended December 31, 2016
	U.S. Information Solutions	International	Workforce Solutions	Global Consumer Solutions	General Corporate Expense*	Total

Revenue	$316.2	$212.4	$173.6	$98.9	—	$801.1
Operating Income	140.6	32.1	68.6	31.7	(69.1)	203.9
Depreciation and Amortization	20.3	28.2	10.9	2.4	9.1	70.9
Other income/(expense), net**	0.4	1.7	—	—	—	2.1
Noncontrolling interest	—	(1.8)	—	—	—	(1.8)
Adjustments (1)(2)(3)	—	4.1	—	—	12.9	17.0
Adjusted EBITDA	$161.3	$64.3	$79.5	$34.1	$(47.1)	$292.1
Operating Margin	44.5%	15.1%	39.5%	32.1%	nm	25.5%
Adjusted EBITDA Margin	51.0%	30.3%	45.8%	34.5%	nm	36.5%
*General Corporate Expense includes non-recurring adjustments of $13.3 million.

(In millions)	Twelve Months Ended December 31, 2016
	U.S. Information Solutions	International	Workforce Solutions	Global Consumer Solutions	General Corporate Expense*	Total

Revenue	$1,236.5	$803.6	$702.2	$402.6	—	$3,144.9
Operating Income	537.0	111.4	295.5	112.4	(238.4)	817.9
Depreciation and Amortization	82.1	101.6	42.7	9.6	29.4	265.4
Other income/(expense), net**	1.9	13.0	—	—	(16.0)	(1.1)
Noncontrolling interest	—	(6.3)	—	—	—	(6.3)
Adjustments (1)(2)(3)	—	7.8	—	—	43.7	51.5
Adjusted EBITDA	$621.0	$227.5	$338.2	$122.0	$(181.3)	$1,127.4
Operating Margin	43.4%	13.9%	42.1%	27.9%	nm	26.0%
Adjusted EBITDA Margin	50.2%	28.3%	48.2%	30.3%	nm	35.8%
nm - not meaningful
*General Corporate Expense includes non-recurring adjustments of $27.8 million.
**Excludes interest income of $0.8 million in the fourth quarter and $3.5 million for the year ended December 31, 2016.

(In millions)	Three Months Ended December 31, 2015
	U.S. Information Solutions	International	Workforce Solutions	Global Consumer Solutions	General Corporate Expense*	Total

Revenue	$296.1	$142.6	$143.7	$83.9	—	$666.3
Operating Income	123.1	29.4	52.9	22.7	(51.2)	176.9
Depreciation and Amortization	20.6	9.4	10.8	2.2	5.9	48.9
Other income/(expense), net**	0.4	1.2	—	—	4.1	5.7
Noncontrolling interest	—	(1.1)	—	—	—	(1.1)
Adjustments (1)	—	—	—	—	(0.5)	(0.5)
Adjusted EBITDA	$144.1	$38.9	$63.7	$24.9	$(41.7)	$229.9
Operating Margin	41.6%	20.6%	36.8%	27.1%	nm	26.5%
Adjusted EBITDA Margin	48.7%	27.3%	44.3%	29.7%	nm	34.5%
*General Corporate Expense includes non-recurring adjustments of $3.7 million

(In millions)	Twelve Months Ended December 31, 2015
	U.S. Information Solutions	International	Workforce Solutions	Global Consumer Solutions	General Corporate Expense*	Total

Revenue	$1,171.3	$568.5	$577.7	$346.1	—	$2,663.6
Operating Income	491.2	113.5	218.8	95.2	(224.8)	693.9
Depreciation and Amortization	83.3	40.1	42.0	9.4	23.2	198.0
Other income/(expense), net**	1.7	(13.5)	—	—	16.0	4.2
Noncontrolling interest	—	(5.7)	—	—	—	(5.7)
Adjustments (1)(2)(3)(4)(5)	7.5	14.8	—	—	10.6	32.9
Adjusted EBITDA	$583.7	$149.2	$260.8	$104.6	$(175.0)	$923.3
Operating Margin	41.9%	20.0%	37.9%	27.5%	nm	26.1%
Adjusted EBITDA Margin	49.8%	26.2%	45.1%	30.2%	nm	34.7%
nm - not meaningful
*General Corporate Expense includes non-recurring adjustments of $27.1 million
**Excludes interest income $0.8 million in the fourth quarter and $2.3 million for the year ended December 31, 2015.

(1)
During the fourth quarter of 2016, we recorded $5.0 million ($3.5 million, net of tax) for Veda acquisition related amounts other than acquisition-related amortization, of which $4.6 million related to integration costs is included in operating income, $0.2 million is recorded in depreciation and amortization, and $0.2 million related to foreign exchange loss is included in other income, net. See the Notes to this reconciliation for additional detail. During the fourth quarter and year ended December 31, 2015, we recorded $0.5 million ($0.3 million, net of tax) for Veda acquisition related amounts. $3.7 million relates to due diligence expenses and fees incurred as a direct result of the proposed acquisition, recorded in selling, general, and administrative expenses on our consolidated statement of income. $4.2 million relates to a mark-to-market gain on foreign currency options and amortization of acquisition specific debt issuance costs, recorded in other income, net, on our consolidated statement of income. See the Notes to this reconciliation for additional detail.

For the year ended December 31, 2016, we recorded $40.2 million ($28.2 million, net of tax) for Veda acquisition related amounts. $30.1 million relates to transaction and integration costs in operating income, $9.2 million is recorded in other income and is the impact of foreign currency changes on the transaction structure, including the economic hedges, $0.2 million is recorded in depreciation and amortization, and $0.7 million is recorded in interest expense. See the Notes to this reconciliation for additional detail.

(2)
During the fourth quarter of 2016, we recorded a $6.5 million ($5.0 million, net of tax) charge for a settlement with the CFPB consisting of consumer restitution of $3.8 million, a fine of $2.5 million and associated legal costs of $0.2 million. During the third quarter of 2015, we recorded a charge of $7.5 million ($4.7 million, net of tax) related to an accrual for certain legal claims. This charge is recorded in selling, general and administrative expenses, on our consolidated statements of income. See the Notes to this reconciliation for additional detail.

(3)
The realignment of internal resources and other costs for during the fourth quarter of 2016 of $5.7 million ($3.7 million, net of tax) and for the year ended December 31, 2015 of $23.4 million ($14.9 million, net of tax) predominantly relates to the realignment of our internal resources to support our strategic objectives and increase the integration of our global operations. See the Notes to this reconciliation for additional detail.

(4)
Impairment of BVS investment of $14.8 million ($9.8 million, net of tax) relates to the impairment of our cost method investment in Brazil in the second quarter of 2015. The impairment of $14.8 million is recorded in other (expense) income, net, on our consolidated statements of income. See the Notes to this reconciliation for additional detail.

(5)
During the third quarter of 2015, we recorded income of $12.3 million ($11.1 million, net of tax) from the settlement of escrow amounts related to an acquisition completed in January 2014. The income of $12.3 million is recorded in other income, net, on our consolidated statements of income. See the Notes to this reconciliation for additional detail.

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Acquisition-related amortization expense, net of tax - We calculate this financial measure by excluding the impact of acquisition-related amortization expense and including a benefit to reflect the significant cash income tax savings resulting from the income tax deductibility of amortization for certain acquired intangibles. These financial measures are not prepared in conformity with GAAP. Management believes excluding the impact of amortization expense is useful because excluding acquisition-related amortization, and other items that are not comparable, allows investors to evaluate our performance for different periods on a more comparable basis. Certain acquired intangibles result in significant cash income tax savings which are not reflected in earnings. Management believes that including a benefit to reflect the cash income tax savings is useful as it allows investors to better value Equifax. Management makes these adjustments to earnings when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital.

Veda acquisition related amounts for transaction expenses incurred as a direct result of the acquisition, as well as integration expense in the first year following the closure of the acquisition - During the fourth quarter of 2016, we recorded a charge of $5.0 million ($3.5 million, net of tax) for Veda acquisition related amounts other than acquisition-related amortization, of which $4.6 million related to integration costs is included in operating income, $0.2 million is recorded in depreciation and amortization, and $0.2 million related to foreign exchange loss is included in other income, net. For the twelve months ended December 31, 2016, we recorded a charge of $40.2 million ($28.2 million, net of tax) for Veda acquisition related amounts. $30.1 million relates to transaction and integration costs in operating income, $9.2 million is recorded in other income and is the impact of foreign currency changes on the transaction structure, including the economic hedges, $0.2 million is recorded in depreciation and amortization, and $0.7 million is recorded in interest expense. Comparable charges for the three and twelve months ended December 31, 2015 were $0.5 million ($0.3 million, net of tax) for acquisition specific transaction and due diligence expense. Management believes excluding this charge is useful as it allows investors to evaluate our performance for different periods on a more comparable basis. Management makes these adjustments to net income when measuring profitability, evaluating performance trends, setting performance objectives and calculating our return on invested capital. This is consistent with how management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Accrual for certain legal claims - We recorded a charge of $6.5 million ($5.0 million, net of tax) and $7.5 million ($4.7 million, net of tax) related to an accrual for certain legal claims in the fourth quarter of 2016 and third quarter of 2015, respectively. Management believes excluding these charge from certain financial results provides meaningful supplemental information regarding our financial results for the year ended December 31, 2016, as compared to the corresponding period in 2015, since a charge of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Charge related to the realignment of internal resources and other - We recorded a charge of $5.7 million ($3.7 million, net of tax) and $23.4 million ($14.9 million, net of tax) in the fourth quarter of 2016 and the first quarter of 2015, respectively. These charges were predominantly related to the realignment of our internal resources to support our strategic objectives and increase the integration of our global operations. Management believes excluding these charges from certain financial results provides meaningful supplemental information regarding our financial results for the year ended December 31, 2016, since a charge of such an amount for 2015 is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Income from the settlement of escrow amounts related to a past acquisition - During the third quarter of 2015, we recorded income of $12.3 million ($11.1 million, net of tax) from the settlement of escrow amounts related to an acquisition completed in January 2014. Management believes excluding this income from certain financial results provides meaningful supplemental information regarding our financial results for the year ended December 31, 2015, as compared to the corresponding period in 2016, since an income of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Impairment of our cost method investment in BVS - During the second quarter of 2015, we recorded a charge of $14.8 million ($9.8 million, net of tax) related to the impairment of our cost method investment in BVS. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the year ended December 31, 2015, as compared to the corresponding period in 2016, since a charge of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

State income tax benefit - During the second quarter of 2015, we recorded an unanticipated state income tax benefit of $8.6 million, due to a change in tax law. Management believes excluding this benefit from certain financial results provides meaningful supplemental information regarding our financial results for the year ended December 31, 2015, as compared to the corresponding period in 2016, because a benefit of such an amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Adjusted EBITDA and EBITDA margin, excluding Veda acquisition related amounts other than acquisition-related amortization, an accrual for certain legal claims, realignment of internal resources and other costs, income from the settlement of escrow amounts, and impairment of our BVS investment - Management believes excluding the impact of Veda acquisition related amounts other than acquisition-related amortization, an accrual for certain legal claims, realignment of internal resources and other costs, income from the settlement of escrow amounts, and impairment of BVS investment from the calculation of operating income and operating margin, on a non-GAAP basis, allows investors to evaluate our performance for different periods on a more comparable basis. Management defines adjusted EBITDA as consolidated net income attributable to Equifax plus net interest expense, income taxes, depreciation and amortization, and also excludes certain one-time items. Management believes the use of adjusted EBITDA and adjusted EBITDA margin allows investors to evaluate our performance for different periods on a more comparable basis.